Exhibit 3.2

AMENDMENT NO. 6 TO BY-LAWS

OF

FTI CONSULTING, INC.

Pursuant to Article XIII, Section 1 of the By-Laws of FTI Consulting, Inc. (the “Corporation”), the By-Laws of the Corporation has been amended as follows:

1.	Article II, Section 2 is deleted in its entirety and replaced with the following:

“SECTION 2. Annual Meeting. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the first Wednesday in June of each year or a date no more than 31 days thereafter and at such time and place as the Board of Directors shall determine. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. The failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.”

The undersigned, being the Secretary of the Corporation, hereby certifies that this Amendment No. 6 to the By-Laws of the Corporation has been duly adopted by the Board of Directors of the Corporation effective as of December 18, 2008.

/S/ JOANNE F. CATANESE
Joanne F. Catanese, Secretary